EXHIBIT 99
FOR IMMEDIATE RELEASE
JEFFERIES COMPLETES OPERATING CHANGES
DESIGNED TO RESTORE PROFITABILITY IN 2009
Fourth Quarter and Year-End Results to Reflect Costs of Severance and
Non-Cash Compensation Expenses, with Related Net Increase in Shareholders’ Equity
NEW YORK, December 3, 2008 — Jefferies Group, Inc. (NYSE: JEF) announced today that it has completed a strategic review and implemented changes designed to restore profitability in 2009. These changes include a substantial reduction in its headcount, changes in compensation plans, operating expense reductions, office closings, continuing risk reductions and other structural changes.
Jefferies expects to end 2008 with approximately 2,150 employees, as compared to 2,508 at the beginning of this year. The firm has now reduced its headcount by 18% year-over-year, not including approximately 85 new hires previously announced in mortgages and international equities. Jefferies is also closing its offices in Dubai, Singapore and Tokyo, and will restore its presence in these markets when appropriate. In addition, over the last several months, Jefferies has taken a number of steps aimed at reducing operating expenses, and otherwise improving productivity and its bottom line.
Consistent with similar amendments implemented by some competitors in the past few years, Jefferies has amended all outstanding stock-based compensation awards of active employees, such that employees who terminate their employment or are terminated without cause may continue to vest, so long as the awards are not forfeited as a result of the other forfeiture provisions of those awards. This amendment results in the expensing now of all unamortized stock awards in respect of historic stock-based compensation.
In the future, including equity awards that will be issued this year-end, as a result of comparable termination provisions in new grants of stock-based compensation, Jefferies’ annual compensation expense will reflect 100% of the expense associated with stock-based compensation awarded in respect of each year. This approach to expense recognition will more closely match the economic cost of stock-based compensation to the period in which the related service is performed.
Jefferies currently expects to record a net operating loss for the fourth quarter of 2008 similar to that recorded in the first quarter of 2008 due to the extraordinary operating environment, before the impact of the severance costs, the office closing costs and the non-cash cost of writing off all unamortized stock-based compensation expense in respect of prior periods, as described above. The firm currently estimates that the aggregate impact of these exceptional costs will increase its fourth quarter loss by $340 million on an after tax basis. $320 million, or 95%, of this charge will be non-cash. Despite this loss, Jefferies expects its Shareholders’ Equity at year-end will increase to an all-time, year-end high of approximately $2.3 billion, compared to $1.8 billion at December 31, 2007 and $2.2 billion at September 30, 2008.
Richard Handler, Chairman and CEO of Jefferies, commented:
“After the most challenging year of our lifetimes, we approach 2009 with confidence in an independent Jefferies, our financial strength, our team and our potential. The changes we have now completed in our headcount, compensation plans, operating expenses, risk capital allocations and business alignment conclude a year-long process to reposition Jefferies from a firm driving for growth through 2007 to a firm driving for results in 2009. Importantly, we expect Jefferies to enter 2009 with our strongest opening balance sheet ever, our best team ever and our best market position ever. As of last evening, we had zero bank borrowings, over $1.2 billion in cash, and the average maturity of our long-term debt is 14 years. Taking advantage of the consolidation and changes in our industry, we particularly have strengthened our trading platforms in everything in which we deal: equities, converts, corporate bonds, high yield bonds, bank loans, mortgages and asset backed securities, government and agency bonds, emerging market securities and municipal securities. In the next few months, we expect to expand several of these trading platforms even further, with an expected immediate positive contribution to our results. The Jefferies Investment Bank also approaches 2009 with its best team ever. As the capital markets return, we will exert every effort possible to establish ourselves at the highest levels of Wall Street and City of London leadership.”
The discussion in this press release of expected results for the year ending December 31, 2008 are subject to audit and reflect the fact that the firm has not yet completed its fourth quarter. Jefferies expects to release financial results for the fourth quarter and year ending December 31, 2008 on January 20, 2009.
Conference Call
A conference call with management discussion of this press release will be held later today, December 3, 2008, at 5:00 PM Eastern, and can be accessed at 877-246-1929 or 706-634-9290. A one-week replay of the call will also be available at 800-633-8284 or 402-977-9140 (reservation code #21404302. A live audio webcast and delayed replay can be accessed at www.jefferies.com.
FORWARD LOOKING STATEMENT CAUTION:
This press release contains forward-looking statements, including, for example, statements about management’s current expectations, future financial condition and results of operations, strategic objectives, growth opportunities, business, and prospects. These forward-looking statements are not statements of historical fact and represent only Jefferies’ belief as to future performance, which is inherently uncertain. There are a variety of factors, many of which are beyond Jefferies control, which affect its operations, performance, business strategy and results and could cause actual results and performance to differ materially from the performance and expectations expressed in any forward-looking statements. These factors include, but are not limited to, financial market volatility, actions and initiatives by current and future competitors, general economic conditions, the effects of current, pending and future legislation or rulemaking by regulatory or self-regulatory bodies, regulatory actions, and the other risks and uncertainties that are outlined in Jefferies Annual Report on Form 10-K for the year ending December 31, 2007 filed with the Securities & Exchange Commission and subsequent reports on Forms 10-Q and 8-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. Jefferies does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date of the forward-looking statements.
About Jefferies
Jefferies, a global investment bank and institutional securities firm, has served growing and mid-sized companies and their investors for over 45 years. Headquartered in New York, with more than 25 offices around the world, Jefferies provides clients with capital markets and financial advisory services, institutional brokerage, securities research and asset management. The firm is a leading provider of trade execution in equity, high yield, convertible and international securities for institutional investors and high net worth individuals. Jefferies & Company, Inc. is the principal operating subsidiary of Jefferies Group, Inc. (NYSE: JEF; www.jefferies.com). Jefferies International Limited is a UK-incorporated, wholly owned subsidiary of Jefferies Group, Inc.
For further information, please contact:
Tom Tarrant
Jefferies & Company, Inc.
203 708 5989
ttarrant@Jefferies.com

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